Exhibit 99(c)
STRATUS TECHNOLOGIES BERMUDA LTD.
STRATUS TECHNOLOGIES, INC.
Exchange Offer for All of Our Old Units, Each Consisting of
$480 Principal Amount of the Old 12% Senior Secured Notes due 2015 of
Stratus Technologies Bermuda Ltd. and
$520 Principal Amount of the Old 12% Senior Secured Notes due 2015 of
Stratus Technologies, Inc.
for
New Units, Each Consisting of
$480 Principal Amount of the New 12% Senior Secured Notes due 2015 of
Stratus Technologies Bermuda Ltd. and
$520 Principal Amount of the New 12% Senior Secured Notes due 2015 of
Stratus Technologies, Inc
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
     Stratus Technologies Bermuda Ltd. (the “Bermuda Issuer”) and Stratus Technologies, Inc., (the “U.S. Issuer” and, together with the Bermuda Issuer, the “Issuers”) are offering, upon and subject to the terms and conditions set forth in the prospectus dated      , 2011 (the “Prospectus”), and the enclosed letter of transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) up to 215,000,000 of the Issuers’ Units (the “New Units”), each consisting of $480 principal amount of the 12% Senior Secured Notes due 2015 of the Bermuda Issuer and $520 Principal Amount of the 12% Senior Secured Notes due 2015 of the U.S. Issuer, all of which have been registered under the Securities Act of 1933, as amended, for a like amount of the Issuers’ outstanding Units (the “Old Units”), each consisting of $480 principal amount of issued and outstanding 12% Senior Secured Notes due 2015 of the Bermuda Issuer and $520 principal amount of issued and outstanding 12% Senior Secured Notes due 2015 of the U.S. Issuer, from the registered holders thereof. The Exchange Offer is being made in order to satisfy certain obligations of the Issuers contained in the registration rights agreement in respect of the Old Units, dated April 8, 2010, by and among the Issuers, the guarantors and the initial purchaser referred to therein.
     We are requesting that you contact your clients for whom you hold Old Units regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Units registered in your name or in the name of your nominee, or who hold Old Units registered in their own names, we are enclosing the following documents:
1.	Prospectus dated , 2011;

2.	A Letter of Transmittal relating to the Old Units for your use and for the information of your clients;

3.	A Notice of Guaranteed Delivery relating to the Old Units which is to be used to accept the Exchange Offer if certificates for Old Units are not immediately available or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4.	A form of letter which may be sent to your clients for whose account you hold Old Units registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on      , 2011, unless extended by the Issuers (the “Expiration Date”). Old Units tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.
     To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal relating to the Old Units (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Units, or a timely confirmation of a book-entry transfer of such Old Units, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.
     If a registered holder of Old Units desires to tender, but such Old Units are not immediately available, or time will not permit such holder’s Old Units or other required documents to reach the Exchange Agent on or before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”
     The Issuers will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Units held by them as nominee or in a fiduciary capacity. The Issuers will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. Holders of Old Units will not be obligated to pay or cause to be paid any stock transfer taxes applicable to the exchange of Old Units pursuant to the Exchange Offer.
     Any inquiries you may have with respect to the procedures for tendering Old Units, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York Mellon Trust Company, N.A., the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours, STRATUS TECHNOLOGIES BERMUDA LTD. STRATUS TECHNOLOGIES, INC.

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.
Enclosures

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